Exhibit 99.1

Forward-Looking Statements

The New CEC Projections (defined below) are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on expectations and projections about future events. Neither CEC, CEOC, nor CAC undertake to update the New CEC Projections in the future or to provide any further projections.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of New CEC may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in CEC’s and CAC’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	The outcome of currently pending or threatened litigation and demands for payment by certain creditors and by the National Retirement Fund against CEC;

•	The effects of CEOC’s bankruptcy filing on CEOC and its subsidiaries and affiliates, including CEC and CAC, and the interest of various creditors, equity holders, and other constituents;

•	CEC’s limited cash balances and sources of available cash, including CEC’s ability (or inability) to secure additional liquidity to meet its ongoing obligations and its commitments to support the CEOC restructuring as necessary and CEC’s financial obligations exceeding or becoming due earlier than what is currently forecast;

•	The ability to retain key employees during the restructuring of CEOC;

•	The event that the Restructuring Support and Forbearance Agreements (“RSAs”) may not be consummated in accordance with their terms, or persons not party to the RSAs may successfully challenge the implementation thereof;

•	The length of time CEOC will operate in the Chapter 11 cases and CEOC’s failure to comply with the milestones previously provided by the RSAs or that may be included in other agreements relating to the restructuring;

•	Risks associated with third party motions in the Chapter 11 cases, which may hinder or delay CEOC’s ability to consummate the restructuring as contemplated by the RSAs;

•	Adverse effects of Chapter 11 proceedings on Caesars Entertainment’s liquidity or results of operations;

•	The effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	The ability to realize the expense reductions from our cost savings programs;

•	The financial results of our consolidated businesses;

•	The impact of our substantial indebtedness and the restrictions in our debt agreements;

•	Access to available and reasonable financing on a timely basis, including the ability of the company to refinance its indebtedness on acceptable terms;

•	The ability of our customer tracking, customer loyalty, and yield management programs to continue to increase customer loyalty and same-store or hotel sales;

•	Changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines and fines of courts, regulators and governmental bodies;

•	Our ability to recoup costs of capital investments through higher revenues;

•	Abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	The effects of competition, including locations of competitors, competition for new licenses, and operating and market competition;

•	The ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	The potential difficulties in employee retention and recruitment as a result of our substantial indebtedness or any other factor;

•	Construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	Litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•	Acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain of our facilities;

•	The effects of environmental and structural building conditions relating to our properties;

•	Access to insurance on reasonable terms for our assets; and the impact, if any, of unfunded pension benefits under multi-employer pension plans.

CEC, CEOC, and CAC disclaim any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements.

Actual results may differ materially from the information included in this disclosure statement for many reasons, including those risks and uncertainties listed above and those contained in CEC’s and CAC’s Securities and Exchange Commission filings, including their Annual Reports on Form 10-K for the fiscal year ended December 31, 2015 (“2015 10-K”). For additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements, please refer to CEC’s and CAC’s 2015 10-K.

Introduction

The projections contained below (the “New CEC Projections”) represent projections for the CEC entity post-merger and emergence (“New CEC”). The New CEC Projections were developed by CES management with input from CAC, CEOC, and others during the annual budgeting cycle in late 2015 and are consistent with the 2016 annual plan and corresponding long range plan. All projections used for OpCo are consistent with those prepared by the Debtors and contained in Exhibit E. These projections do not incorporate any impact or adjustments to projections based on current 2016 year-to-date performance. Additionally, the projections reflect management’s judgment (at the time the projections were prepared) of future operating and business conditions, which are subject to change. Although management believes the assumptions disclosed herein to be reasonable, it is important to note that management can provide no assurance that such assumptions are realized. Projections include a range of outcomes. For this discussion, management has included projections which we believed, at the time of preparation in late 2015, to be the most likely case. We have not included nor do we anticipate including the associated ranges.

The New CEC Projections include certain information that represents non-GAAP measures. We are unable to reconcile these forward-looking non-GAAP measures (Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDAR and Adjusted EBITDAR margin) to their nearest GAAP measures because the nearest GAAP financial measures are not accessible on a forward-looking basis. The New CEC Projections did not include, among other things, the following material items:

•	Fair Value adjustments and the related income statement effects required as a result of the reacquisition of OpCo and its consolidation by CEC subsequent to CEOC’s emergence from bankruptcy;

•	The effect of the adoption of ASU 2014-09, Revenue from Contracts With Customers (Topic 606), which we are required to adopt by January 1, 2018;

•	The effect of the adoption of ASU 2016-02, Leases (Topic 842), which we are required to adopt by January 1, 2019;

•	Depreciation expense on a GAAP basis as the New CEC Projections are prepared at a much higher level than GAAP would prescribe;

•	Stock compensation expense as the New CEC Projections do not include expected future grants;

•	Does not reflect adjustments that may be required if future changes are made to consolidation conclusions.

Because the items noted above are expected to have a material effect on the GAAP results, the nearest GAAP financial measure, Net Income, is unavailable without an unreasonable effort.

Adjusted EBITDA is determined on a basis consistent with CEC and CAC periodic earning releases. Management believes that Adjusted EBITDA provides investors with additional information and allows an understanding of the results of operational activities separate from the financial impact of decisions that may be made for the long-term benefit of New CEC. For more information on this non-GAAP measure, how it is calculated and why it is used, please refer to CEC’s periodic earnings releases.

Adjusted EBITDAR is Adjusted EBITDA further adjusted to remove the effects of projected rental payments to PropCo. Management believes Adjusted EBITDA will be useful to investors following CEOC’s reorganization, as New CEC will have substantial rental obligations that investors could view as a form of financing expense when attempting to compare New CEC results to prior CEC, CEOC, or CAC results.

The New CEC Projections have been adjusted to exclude the ownership percentage attributable to partners and management interest in CIE, Horseshoe Baltimore, and Punta del Este. As such, the projections are reflective of actual ownership economics based on current ownership percentages. Further, the projections will not match GAAP financial statements because they do not follow GAAP consolidation rules. The ownership percentage assumed for CIE is fully diluted based on the treasury method.

New CEC Operating Projections

($ in millions)	2017	2018	2019	2020
Net Revenue	9,196	9,620	10,053	10,468
Adjusted EBITDAR	2,512	2,712	2,906	3,076
PropCo Rent	(640)	(643)	(647)	(650)

Adjusted EBITDA	1,872	2,069	2,259	2,425
Adjusted EBITDAR Margin	27.3%	28.2%	28.9%	29.4%
Adjusted EBITDA Margin	20.4%	21.5%	22.5%	23.2%

New CEC Operating Projection Assumptions

The following assumptions were considered in developing the operating projections:

1.	Adjusted EBITDA

Definition of Adjusted EBITDA is consistent with the calculation used in CEC and CAC earnings releases.

2.	Organic Market Growth:

Organic top line growth assumption ranges from 2.0% – 3.0% across New CEC’s portfolio. Key drivers are disposable income, wage growth, and household income with the growth assumption based on expected Federal Reserve targeted inflationary growth rate of 2.0%. Management has included a 50bps premium for regional markets with more favorable market conditions and 100bps premium for the Las Vegas market.

3.	Cost Structure:

The projections assume fixed cost increases of approximately 1.75% per annum during the projection period, driven by anticipated pressure in certain areas including wages, benefits, property taxes, cost of sales, and insurance. No cost savings initiatives have been assumed to offset these headwinds.

4.	Return on Invested Capital:

Projections contemplate renovation of hotel room product at many of the Company’s Las Vegas properties during the period forecasted including Caesars Palace, Harrah’s Las Vegas, Paris Las Vegas, Flamingo, Planet Hollywood and Bally’s Las Vegas. All returns are assumed to begin after the respective projects’ completion dates. Organic growth rates capture capital expenditures required to maintain the current competitive positioning of the facilities.

5.	Competitive Impacts:

The New CEC Projections take into account the opening of Live! Hotel and Casino in Philadelphia and MGM National Harbor in Baltimore. However, the impact from potential legislation changes to permit gaming in new jurisdictions has not been contemplated due to the highly speculative and binary nature of such decisions.

6.	Other Assumptions

•	No material acquisitions or divestitures;

•	No new development projects. Although development prospects are regularly evaluated by management, the projections do not include any expenses or associated returns due to the speculative nature of such prospects. One previously disclosed prospect management is evaluating is South Korea;

•	Continuation of CES Shared Services Agreement;

•	PropCo options to acquire Harrah’s Atlantic City, Laughlin or New Orleans are not exercised

New CEC Cash Flow Projections

($ in millions)	2017	2018	2019	2020
Adjusted EBITDA	1,872	2,069	2,259	2,425
Capex	(520)	(522)	(491)	(507)
Interest Expense	(695)	(714)	(712)	(711)
Cash Taxes	(55)	(180)	(218)	(299)
Change in Debt	(138)	(164)	(214)	(198)
Non-Operating / WC / Other	(143)	(121)	(143)	(246)

Change in Cash	321	368	482	465
Beginning Cash and Cash Equivalents	1,359	1,680	2,048	2,530
Change in Cash and Cash Equivalents	321	368	482	465

Ending Cash and Cash Equivalents	1,680	2,048	2,530	2,995
Cap Table
Revolver	—	—	—	—
First Lien Term Loan	4,961	4,809	4,607	4,417
First-Lien Notes	1,330	1,330	1,330	1,330
Second-Lien Notes	2,372	2,372	2,372	2,372
Convertible Notes	1,051	1,104	1,161	1,220
Cap Leases / Other	94	88	82	80

Gross Debt	9,808	9,704	9,552	9,419

New CEC Cash Flow Projection Assumptions

The following assumptions were considered in developing the cash flow projections:

1.	Adjusted EBITDA

Definition of Adjusted EBITDA is consistent with the calculation used in CEC and CAC earnings releases.

2.	Capex

Includes anticipated capital expenditures associated with Las Vegas room renovation projects. Management plans to finish renovating substantially all of its Las Vegas hotel rooms over the next 5-7 years. Projections contemplate approximately ~15K room renovations over the depicted horizon. Additionally, forecast includes spend required to properly maintain the facilities and sustain their current competitive positioning. Overall capex forecast for CEOC OpCo and PropCo totals $225m annually throughout the horizon, and does not include capital (or other) expenditures related to any potential new development prospects. See above.

3.	Interest Expense

Interest expense for existing debt agreements is based upon projected debt levels and contractual interest rates. OpCo interest expense is based on anticipated rates for the debt obligations outlined in the Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code as filed with the United States Bankruptcy Court for the Northern District of Illinois by Caesars Entertainment Operating Company, Inc. Et. Al on May 18, 2016 (the “Plan”). The New CEC Projections contemplate refinancing maturing debt at similar terms.

4.	Cash Taxes

Cash taxes include income taxes paid by CIE for its overseas subsidiaries in Israel and the UK as well as income taxes for US entities where applicable. The 2017 projection reflects the conversion of favorable tax attributes that are assumed to survive the restructuring as well as acceleration of 2018 cancellation of debt income at CERP into 2017. A Federal income tax rate of 35% is assumed for purposes of computing income tax.

5.	Change in Debt

Projections include mandatory amortization in accordance with debt agreements and complete pay down of outstanding revolver balances at CERP and CGPH. Additionally, projections for OpCo contemplate voluntary prepayments equal to all excess cash flow each year. Other assumptions include refinancing of debt maturing during the horizon at similar terms and no excess cash flow offers.

6.	Non-Operating / WC / Other

Consists of amounts set forth in the table below:

($ in millions)	2017	2018	2019	2020
CIE Share Repurchases	(44)	(52)	(62)	(73)
Professional Fees (Post-Emergence Wind-Down)	(45)	—	—	—
Punta Del Este EBITDA	(17)	(17)	(17)	(18)
LCI Pension & Disc Ops	(10)	(10)	(10)	(10)
Iowa Dog Racing Legislation Payment	(9)	(9)	(9)	(9)
Atlantic City CRDA Obligations	(8)	(8)	(8)	(8)
Working Capital	(2)	(7)	(13)	(13)
Debt Refinance Fees	—	—	(4)	(96)
Other Expenses	(8)	(18)	(19)	(20)

Total	(143)	(121)	(143)	(246)

7.	Cash and Cash Equivalents

The projections assume an opening cash balance of $1,359m which includes (i) minimum property cash and cage cash, (ii) cash that cannot be distributed from operating entities pursuant to debt agreements, (iii) cash held by CIE domestically and overseas, (iv) cash at insurance captives, and (v) cash at CES. The forecasted cash balances do not include any taxes that may be incurred for repatriating cash to the US from CIE international subsidiaries.

8.	Gross Debt

Upon consummation of the restructuring, New CEC is assumed to have the following financed debt obligations at emergence:

CEOC OpCo

•	$1,188m First Lien Notes at LIBOR + 4.0% interest rate (1.0% LIBOR floor)

•	$547m Second Lien Notes at 8.5% interest rate

•	$330m Chester Downs Senior Secured Notes

•	$56m capital lease obligation and other debt

CERP

•	$25m Revolving Credit Facility at LIBOR + 6.0% interest rate

•	$2,425m Term Loan at LIBOR + 6.0% interest rate (1.0% LIBOR Floor)

•	$1,000m First Lien Notes at 8.0% interest rate

•	$1,150m Second Lien Notes at 11.0% interest rate

•	$14m capital lease obligation and other debt

CGPH Restricted

•	$10m Revolving Credit Facility at LIBOR + 5.25% interest rate

•	$1,146m Term Loan at LIBOR + 5.25% interest rate (1.0% LIBOR Floor)

•	$675m Second Lien Notes at 9.375% interest rate

•	$17m capital lease obligation and other debt

Cromwell

•	$175m Term Loan at LIBOR + 9.75% interest rate (1.25% LIBOR floor)

Baltimore

•	$121m Term Loan at LIBOR + 7.0% interest rate (1.25% LIBOR floor)

•	$9m FF&E Facility at LIBOR + 7.5% interest rate (1.25% LIBOR floor)

•	$2m other debt

•	All values represent Caesars 41% share of the total debt outstanding

CEC Parent

•	$1,000m Convertible Notes at 5.0% PIK toggle interest rate. The New CEC Projections assume that interest is paid in-kind

The anticipated debt balance by entity is depicted below:

	Opening
($ in millions)	1/1/2017	2017	2018	2019	2020
CEOC Opco	2,121	2,063	1,948	1,783	1,631
CERP	4,614	4,564	4,539	4,514	4,489
CGPH Restricted	1,848	1,826	1,814	1,802	1,790
Cromwell	175	175	175	175	173
Baltimore	132	129	123	118	117
CIE	—	—	—	—	—
Parent / Other	1,000	1,051	1,104	1,161	1,220

Total	9,890	9,808	9,704	9,552	9,419

Transaction Sources and Uses

In connection with the Plan, New CEC is expected to fund, in cash, several components of consideration to the Debtors and Debtors’ creditors. Based upon the Assumed Effective Date of December 31, 2016, the following components of the Plan will require New CEC cash payments:

•	$700 million on account of the New CEC OpCo Stock Purchase;

•	$411 million on account of the Bank Guaranty Accrued Amount, which assumes (i) Monthly Adequate Protection Payments (as defined in the Cash Collateral Order) are received during the Accrual Period; (ii) $250 million of Available Cash; (iii) an Upfront Payment (as defined in the Bank RSA) of $61 million;

•	$234 million on account of the New CEC Cash Payment, which assumes $172 million of total RSA Forbearance Fees paid by CEC / New CEC;

•	$86 million on account of the RSA Forbearance Fees that remain outstanding and are yet to be paid as of May 22, 2016;

•	$18 million on account of the New CEC Cash Payment, which assumes Class I and Class J vote to accept the Plan and each Class receives 6.0% of their allowed claim;

•	In addition to the above cash payments, New CEC will require a minimum of $15 million in cash on New CEC’s balance sheet as of the Assumed Effective Date of December 31, 2016 for general corporate purposes;

•	The New CEC cash payments assume that the REIT is formed pursuant to the Spin Structure, and as such, exclude any cash use associated with the New CEC PropCo Common Stock Purchase. In the event the REIT is formed pursuant to the Partnership Contribution Structure, New CEC will have an incremental $91 million cash obligation associated with the purchase of 5.0% of the PropCo Common Stock.

While the sources and uses depicted below, and projections contained herein, assume that any New CEC funding gap is addressed via the issuance of equity, New CEC will consider various alternatives.

($ in millions)
Sources
CEC Parent Cash	5
Other Available Cash (Subject to Approval)	55

Subtotal CEC Cash	60
CGP Parent Cash	641
CAC Parent Cash	22
New Equity Issuance (1)	740

Total Sources	1,464

Uses
Purchase of 100% of OpCo Equity	700
Net Bank Guarantee Settlement Payment	411
Guaranteed CEOC balance sheet contribution, excl forbearance fees	234
Remaining Bond Forbearance Fees	86
6.0% Cash to Ongoing Business / General Unsecured Claims	18
Minimum Cash	15
Contingent Purchase of 5.0% of PropCo Equity (Assumes $0 for Spin Structure)	—
Additional CEOC balance sheet contribution	—

Total Uses	1,464

(1)	Although the sources and uses assume that any New CEC funding gap is addressed via the issuance of equity, New CEC will consider various alternatives.